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                                                                   Exhibit 11.1



                       MAUNA LOA MACADAMIA PARTNERS, L.P.

                   Computation of Net Income per Class A Unit

                                  (Unaudited)

                      (In Thousands, Except Per Unit Data)





                                                                                  For the quarter
                                                                                  ended March 31,
                                                                              -----------------------
                                                                                1996            1995
                                                                              -------         -------
Net income (loss)                                                             $ (118)         $  266

Class A Unitholders
 (ownership percentage)                                                       x  99%          x  99%
                                                                              ------          ------

Net income (loss) allocable to Class A Unitholders                            $ (117)         $  263
                                                                               =====           =====


Class A Units outstanding                                                      7,500           7,500
                                                                               =====           =====


Net income (loss) per Class A Unit                                            $(0.02)           0.04
                                                                               ======          =====





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